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                                  Exhibit 99.1

                                  Press Release

         Boston Biomedica Completes Private Placement of $3 Million of Convertible Debentures September 5, 2000 09:17 AM Eastern Time

         WEST BRIDGEWATER, Mass., Sept. 5 /PRNewswire/ -- Boston Biomedica, Inc. BBII announced today the completion of a private placement of $3 million in Convertible Debentures to the GCA Strategic Investment Fund Limited, managed exclusively by Global Capital Advisors, Ltd. of Cumming, GA, the Shoreline Micro-Cap Fund of Northbrook, IL, and a related individual. The transaction was facilitated by Wharton Capital, a N.Y. based financial consulting firm and DP Securities, Inc. of San Diego, CA.

         The Convertible Debentures mature on August 25, 2003 and carry an interest rate of 3% per annum. Commencing in 90 days, they are convertible into the common stock of Boston Biomedica at any time during the remaining part of the three-year period at a price equal to the lesser of $3.36 per share or 90% of the market price of the common stock at the time of conversion. BBI has the right to redeem the Convertible Debentures at any time. Boston Biomedica will use the proceeds from the issuance and sale of the Convertible Debentures for completion of the upgrade to its manufacturing facility in West Bridgewater, MA, to fund pressure cycling technology (PCT) research and development, and for general corporate and working capital purposes. In connection with the sale of the Convertible Debentures, Boston Biomedica issued warrants to purchase 135,556 shares of common stock at an exercise price of $3.60. The warrants expire on August 25, 2005.

         Global Capital Advisors Ltd. is a professional investment management firm managing a family of funds, including the GCA Strategic Investment Fund, which specializes in "direct investment" financing for small-cap and micro-cap companies in the public and private markets. The Shoreline Micro-Cap Fund looks to invest in small-cap and micro-cap companies that they feel are undervalued but possess significant potential for upside growth. Shoreline Micro-Cap Fund reviewed several thousand opportunities before deciding to include Boston Biomedica in their Fund's portfolio.

         "We believe that the fundamental growth potential for Boston Biomedica's core business is very strong, as is the Company's ability to exploit its current R&D technologies," said Brad A. Thompson, Chief Financial Analyst, GCA. "The market potential for BBI's PCT technology is extremely exciting, given the enormous ramifications it has for medical applications, as well as those in other fields. Further, we fully expect that BBI's continued interest in Panacos Pharmaceuticals will lead to significant long-term gains for the Company. Given all this, we feel that BBI is currently undervalued in the market, and well positioned to significantly enhance shareholder value in the future."

         "This investment represents a major step forward in our plans to recapitalize Boston Biomedica and refocus our efforts on our historically successful core diagnostics business, as we concomitantly step up the external funding of our PCT and drug discovery (Panacos
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Pharmaceuticals) programs," said Richard T. Schumacher, Founder, CEO, and
Chairman of Boston Biomedica. "We expect to announce partnerships with important academic and commercial groups in the areas of PCT and drug discovery, as well as the refinancing of our current line-of-credit with a new lender, in the coming weeks and months. And we have already taken important steps to refocus our efforts in our quality control and clinical laboratory areas, which we are optimistic will lead to greater growth and profitability as we move forward into 2001. Our ultimate goal is a return to profitability in the near future."

         Boston Biomedica, Inc. provides products and services for the detection and treatment of infectious diseases (ID) such as AIDS, Lyme Disease, and Viral Hepatitis. The Company has four business units: (1) BBI Diagnostics, an ISO 9001 certified manufacturer and seller of quality control and other diagnostic products used to increase the accuracy of in-vitro diagnostic tests, (2) BBI Clinical Laboratories, a leading specialty infectious diseases testing laboratory, (3) BBI Biotech Research Laboratories, providing R&D support for the other BBI business units as well as contract research services for third parties, and (4) BBI Source Scientific, an ISO 9001 certified manufacturer of laboratory and diagnostic instrumentation. In addition, the Company is pursuing research and development programs in the areas of Pressure Cycling Technology
(PCT) and drug discovery through its subsidiaries BBI BioSeq and Panacos Pharmaceuticals, respectively, with the goal of introducing new solutions for the detection and treatment of infectious diseases.

         Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ from those projected include the possibility that the Company may not be able to refinance it's debt with a new lender, that the Company may not be successful in selling a majority interest in Panacos Pharmaceuticals to an independent group, that the Company may not be successful in funding a majority of PCT R&D through partnerships and grants, or that the Company may not be successful in returning to profitability in the near future. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 1999 and on Form 10-Q for the periods ended March 31 and June 30, 2000. Copies of these documents may be obtained by contacting the Company or the SEC.

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SOURCE Boston Biomedica, Inc.